Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in the Form 8-K dated July 18, 2023 and, if not defined in the Form 8-K dated July 18, 2023, the definitive proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2023, as supplemented by the supplement to the proxy statement/prospectus filed with the SEC on July 10, 2023 (the “Proxy Statement”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination, inclusive of the Mergers and the Domestication of FACT, as described below and the pro forma effects of the Disposal Transaction, as described below. The Business Combination and related transactions, as further described elsewhere in the unaudited pro forma financial information, were completed on or around July 18, 2023. The unaudited pro forma condensed combined financial information also includes the impact of the following transactions associated with the Business Combination:

•

The acquisition of The Solaria Corporation (“Solaria”) by Complete Solar Holding Corporation (n/k/a Complete Solaria, Inc.) (“Legacy Complete Solaria”) on November 4, 2022 (the “Required Transaction”).

•

As further described in Note 1 to “Unaudited Pro Forma Condensed Combined Financial Information” herein, the Required Transaction was deemed to be a material transaction that is separate from the Business Combination. The unaudited pro forma combined statement of operations for the year ended December 31, 2022, combines the historical statements of operations of Legacy Complete Solaria and Solaria as if the Required Transaction had occurred on January 1, 2022, the beginning of the earliest period presented. The historical statement of operations of Legacy Complete Solaria for the twenty-six weeks ended July 2, 2023 includes the operations of Solaria, and no adjustments are required to reflect the impact of the Required Transaction. The Required Transaction is reflected in the historical balance sheet of Legacy Complete Solaria as of July 2, 2023.

•	The issuance of the 2022 Convertible Notes.

•

As further described in “Description of the Business Combination” below, subsequent to the signing of the Business Combination Agreement, Legacy Complete Solaria has raised additional financing through the issuance of the 2022 Convertible Notes. The issuance of $33.3 million of 2022 Convertible Notes is reflected in the historical balance sheet of Legacy Complete Solaria as of July 2, 2023.

•	Forward Purchase Agreements

•

On July 13, 2023, FACT and Legacy Complete Solaria, Inc. entered into separate agreements (each a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreements”) with each of (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”, and each of Meteora, Polar, and Sandia, individually, a “Seller”, and together, the “Sellers”) for OTC Equity Prepaid Forward Transactions. For purposes of the Forward Purchase Agreements, FACT is referred to as the “Counterparty” prior to the Business Combination, while Complete Solaria is referred to as the “Counterparty” after the consummation of the Business

Combination. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreements. Any reference herein to the “Forward Purchase Agreement” are to be treated as a reference to each Seller’s separate agreement and should be construed accordingly and any action taken by a Seller should be construed as an action under its own respective agreement.

Pursuant to the terms of the Forward Purchase Agreements, the Sellers intended, but were not obligated, to purchase up to a number of shares of FACT Class A Ordinary Shares in the aggregate amount equal to up to 6,720,000, concurrently with the Closing pursuant to each Seller’s respective FPA Funding Amount PIPE Subscription Agreement (as defined below), less, in the case of Meteora and Sandia, the number of FACT Class A Ordinary Shares purchased by each Seller separately from third parties through a broker in the open market (“Recycled Shares”). No Seller was required to purchase an amount of FACT Class A Ordinary Shares such that following such purchase, that Seller’s ownership would exceed 9.9% of the total FACT Class A Ordinary Shares outstanding immediately after giving effect to such purchase, unless such Seller, at its sole discretion, waived such 9.9% ownership limitation. The Number of Shares subject to a Forward Purchase Agreement was subject to reduction following a termination of the Forward Purchase Agreements with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreements. Meteora and Sandia intended to purchase FACT Class A Ordinary Shares pursuant to their respective FPA Funding Amount PIPE Subscription Agreement and from third parties (other than Counterparty) through a broker in the open market (other than through Counterparty), and Polar intended to purchase FACT Class A Ordinary Shares solely through its FPA Funding Amount PIPE Subscription Agreement.

Each Forward Purchase Agreement provided that a Seller be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the Number of Shares as set forth in each Pricing Date Notice and (ii) the redemption price per share as defined in Article 49.5 of FACT’s Amended and Restated Article of Association, as amended (the “Initial Price”).

The Counterparty paid to each Seller separately the Prepayment Amount required under the respective Forward Purchase Agreement directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in the Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account”) no later than the earlier of (a) one business day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination, except that to the extent the Prepayment Amount payable to a Seller is to be paid from the purchase of Additional Shares by such Seller pursuant to the terms of its FPA Funding Amount PIPE Subscription Agreement, such amount was netted against such proceeds, with such Seller reducing the purchase price for the Additional Shares by the Prepayment Amount. For the avoidance of doubt, any Additional Shares purchased by a Seller are included in the Number of Shares for its respective Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount.

Following the Closing, the reset price (the “Reset Price”) is initially the Initial Price and is subject to a $5.00 floor (the “Reset Floor Price”). The Reset Price will be subject to reset on a monthly basis (each a “Reset Date”) with the first such Reset Date occurring 180 days after the Closing Date to be the lowest of (a) the then-current Reset Price, (b) the Initial Price and (c) the 30-day VWAP Price of the Shares immediately preceding such Reset Date; provided, however, that the Reset Price may be reduced immediately to any lower price at which the Counterparty sells, issues or grants any FACT Class A Ordinary Shares or securities convertible or exchangeable into FACT Class A Ordinary Shares (other than, among other things, grants or issuances under the Counterparty’s equity compensation plans, any securities issued in connection with the Business Combination or any securities issued in connection with the PIPE Subscription Agreements (as defined below)), subject to certain exceptions, in which case the Reset Price Floor would be eliminated.

From time to time and on any date following the Business Combination (any such date, an “OET Date”), any Seller may, in its absolute discretion, terminate its Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”), no later than the next Payment Date following the OET Date (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty shall be entitled to an amount from the Seller, and the Seller shall pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date. The payment date may be changed within a quarter at the mutual agreement of the parties.

The valuation date will be the earliest to occur of (a) the second anniversary of the Closing Date, (b) the date specified by a Seller in a written notice to be delivered to the Counterparty at a Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurs at least six months after the Closing Date, the VWAP Price is less than the then applicable Reset Price, provided that a Registration Statement was effective and available for the entire measurement period and remains continuously effective and available during the entire 90 day notice period (the “Valuation Date”).

On the Cash Settlement Payment Date, which is the tenth business day following the last day of the valuation period commencing on the Valuation Date, a Seller shall pay the Counterparty a cash amount equal to (1) (A) the Number of Shares as of the Valuation Date less the number of Unregistered Shares, multiplied by (B) the volume-weighted daily VWAP Price over the Valuation Period less (2) if the Settlement Amount Adjustment is less than the cash amount to be paid, the Settlement Amount Adjustment. The Settlement Amount Adjustment is equal to (1) the Number of Shares as of the Valuation Date multiplied by (2) $2.00 per share, and the Settlement Amount Adjustment will be automatically netted from the Settlement Amount. If the Settlement Amount Adjustment exceeds the Settlement Amount, the Counterparty will pay the Seller in FACT Class A Ordinary Shares or, at the Counterparty’s election, in cash.

Each Seller has agreed to waive any redemption rights under FACT’s Amended and Restated Articles of Association, as amended, with respect to any FACT Class A Ordinary Shares purchased through the FPA Funding Amount PIPE Subscription Agreement and (in the case of the Sellers other than Polar) any Recycled Shares in connection with the Business Combination, that would require redemption by FACT of the Shares. Such reduced the number of FACT Class A Ordinary Shares redeemed in connection with the Business Combination, and such reduction could alter the perception of the potential strength of the Business Combination. Each Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934, as amended.

•	FPA Funding Amount PIPE Subscription Agreements
•

On or around the Closing Date, FACT entered into separate subscription agreements (the “FPA Funding Amount PIPE Subscription Agreements”) with each of Meteora, Polar, and Sandia (collectively, the “FPA Funding PIPE Investors”). Pursuant to the FPA Funding PIPE Subscription Agreements, the FPA Funding PIPE Investors agreed to subscribe for and purchase, and FACT agreed to issue and sell to the FPA Funding PIPE Investors, on the Closing Date, an aggregate of 6,300,000 shares of FACT Class A Ordinary Shares, less, in the case of Meteora, an aggregate of 1,161,512 Recycled Shares in connection with the Forward Purchase Agreements. Subsequent to the Closing Date, Complete Solaria entered into an additional FPA Funding PIPE Subscription Agreement with Meteora, to subscribe for and purchase, and Complete Solaria agreed to issue and sell an aggregate of 420,000 shares of Complete Solaria Common Stock.

•	New Money PIPE Subscription Agreements

•

On or around the Closing Date, pursuant to the New Money PIPE Subscription Agreements, the New Money PIPE Investors agreed to subscribe for and purchase, and Complete Solaria agreed to issue and sell to the New Money PIPE Investors, on the Closing Date, an aggregate of 120,000 shares of Complete Solaria Common Stock for a purchase price of $5.00 per share, for aggregate gross proceeds of $0.6 million. Pursuant to its New Money PIPE Subscription Agreement, Complete Solaria issued an additional 60,000 shares of Complete Solaria Common Stock in consideration of certain services provided by it in the structuring of its Forward Purchase Agreement and the transactions described therein.

•	PIPE Financing (Private Placement)

•

On or around the Closing Date, certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 1,570,000 shares of Complete Solaria Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $15.7 million (the “PIPE Financing”), including $3.5 million that was funded prior to the Closing Date, pursuant to subscription agreements (the “Subscription Agreements”).

FACT is a blank check company incorporated as a Cayman Islands exempted company in December 2020. FACT was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On March 2, 2021, FACT consummated its initial public offering (the “IPO”) generating gross proceeds of $345.0 million. Simultaneously with the closing of the IPO, FACT consummated the sale of 6,266,667 Private Warrants at a purchase price of $1.50 per warrant in a private placement to FACT’s sponsor, Freedom Acquisition I LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $9.4 million. Following the Extension Amendment Redemptions on March 2, 2023, 11,243,496 Class A Ordinary Shares remained outstanding. As of the Closing Date, holders of 7,784,739 shares of Class A Ordinary Shares had validly elected to redeem their Class A Ordinary Shares for a full pro rata portion of the trust account holding the proceeds from FACT’s initial public offering, or approximately $10.56 per share and $82.2 million in the aggregate.

Complete Solar, Inc., a Delaware corporation (“Complete Solar”), was incorporated in the State of Delaware in 2010 and provides solar services such as sales enablement, project management, partner coordination and customer communication. Legacy Complete Solaria is the result of the business combination of Complete Solar and The Solaria Corporation, which was consummated on November 4, 2022.

Solaria, a Delaware corporation, is a solar technology brand that sells performance solar panels to its customers. Following the consummation of its business combination with Complete Solar on November 4, 2022, The Solaria Corporation is now a wholly-owned subsidiary of Legacy Complete Solaria.

With respect to the Required Transaction, Legacy Complete Solaria determined that Complete Solar was the primary beneficiary of Solaria, and, as such, the merger was accounted for as a business combination in accordance with ASC 805. Complete Legacy Solaria recorded the fair value of assets acquired and liabilities assumed from Solaria. Following the Required Transaction, Complete Solar changed its name to “Complete Solaria, Inc.”

The unaudited pro forma condensed combined financial information also includes the impact of the following Disposal Transaction:

•

The disposition of certain North American solar panel assets, inclusive of certain intellectual property and customer contracts, on October 6, 2023 (the “Disposal Transaction”). In connection with the Disposal Transaction, Maxeon agreed to hire certain employees of Complete Solaria who, upon closing, became employees of Maxeon.

Description of the Business Combination

The Domestication – As part of the Business Combination, FACT affected a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL (the “Domestication”). Upon the effectiveness of the Domestication, FACT changed its name to Complete Solaria, Inc. (“New Complete Solaria”).

In connection with the Domestication, (i) each issued and outstanding FACT Class A Ordinary Share and each issued and outstanding FACT Class B Ordinary Share converted into one share of Complete Solaria Common Stock. Additionally, each issued and outstanding whole warrant to purchase one FACT Class A Ordinary Share at an exercise price of $11.50 per share converted, on a one-for-one basis, to purchase one share of Complete Solaria Common Stock at an exercise price of $11.50 per share.

The Mergers – On July 18, 2023 (the “Closing Date”) and following the approval at an extraordinary general meeting of the shareholders of FACT held on July 11, 2023, as contemplated by the Business Combination Agreement, the parties consummated the closing of the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”), whereby (i) First Merger Sub merged with and into Legacy Complete Solaria, with Legacy Complete Solaria surviving as a wholly-owned subsidiary of the Company (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Legacy Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of the Company (the “Second Merger”), and Second Merger Sub changed its name to “CS, LLC”, and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly formed Delaware limited liability company and wholly-owned subsidiary of the Company and changed its name to “SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of the Company (the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”).

As a condition to the closing of the Business Combination, Complete Solar was required to consummate a merger with Solaria. On October 3, 2022, Complete Solar entered into the Required Transaction Merger Agreement, pursuant to which, and on the terms and subject to the conditions of which, Complete Solar would acquire all of the outstanding shares of capital stock of Solaria. The merger between Complete Solar and Solaria was consummated on November 4, 2022. As a result, Solaria became a wholly-owned subsidiary of Complete Solar, forming Legacy Complete Solaria.

The equity exchange and financing related matters associated with the Business Combination are summarized as follows:

i.

In connection with the transactions contemplated by the Required Transaction Merger Agreement and Business Combination Agreement, Legacy Complete Solaria has raised the 2022 Convertible Notes in November 2022, December 2022, February 2023, May 2023 and June 2023 with additional investors, with an aggregate purchase price of $33.3 million. Additionally, as part of the Required Transaction, Legacy Complete Solaria assumed a note from an existing investor for $6.7 million, which was modified as of the close of the Required Transaction to contain the same terms as the other 2022 Convertible Notes. At the Closing, the principle and accrued interest (“Conversion Amount”) of the 2022 Convertible Notes converted into a number of shares of Complete Solaria Common Stock equal to the Conversion Amount divided by 0.75 divided by the price per share of Common Stock of Complete Solaria (“Convertible Note Conversion Shares”).

ii.

At the Closing, each share of Legacy Complete Solaria Capital Stock, inclusive of the 2022 Convertible Note Conversion Shares, issued and outstanding immediately prior to the Closing were cancelled and exchanged into an aggregate of 33,805,245 shares of Complete Solaria Common Stock (at a deemed value of $10.00 per share) equal to the Aggregate Merger Consideration. Additionally, each holder of Legacy Complete Solaria Capital Stock received Complete Solaria Warrants equal to a portion of the Aggregate Warrant Consideration, calculated on a pro rata basis based on the percentage interest of issued and outstanding shares of Legacy Complete Solaria Capital Stock held by the holder of such share of Legacy Complete Solaria Capital Stock.

iii.

At the Closing, all Legacy Complete Solaria Options and Legacy Complete Solaria Warrants outstanding as of immediately prior to such time were converted into options of Complete Solaria (“Complete Solaria Options”) and Complete Solaria Warrants, respectively. Each such Complete Solaria Option and Complete Solaria Warrant relates to a number of whole shares of Complete Solaria Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Legacy Complete Solaria Common Stock subject to the applicable Legacy Complete Solaria Option or Legacy Complete Solaria Warrant multiplied by (ii) the Merger Consideration Per Fully Diluted Share. The exercise price for each Complete Solaria Option and Complete Solaria Warrant equals (i) the exercise price per share of the applicable Complete Solaria Option or Complete Solaria Warrant divided by (ii) the Merger Consideration Per Fully Diluted Share (rounded up to the nearest full cent).

iv.

At the Closing, the Sponsor transferred to the convertible note investors a pro rata percentage of (i) 666,651 shares of Complete Solaria Common Stock in exchange for payment by such investor to FACT of $0.0001 per share and (ii) 484,364 FACT Private Warrants held by the Sponsor. In addition, convertible note investors are entitled to receive, on a pro rata basis, up to an additional (i) 333,333 shares of Complete Solaria Common Stock, at a purchase price of $0.0001 per share, if within the first 12 months following the Closing Date, the volume weighted average price of Complete Solaria Common Stock equals or exceeds $12.50 per share for a period of at least 20 days out of 30 consecutive days on which the shares of Complete Solaria Common Stock are traded on a stock exchange, and (ii) 333,333 shares of Complete Solaria Common Stock, at a purchase price of $0.0001 per share, if within the first 12 months following the Closing Date, the volume weighted average price of Complete Solaria Common Stock equals or exceeds $15.00 per share for a period of at least 20 days out of 30 consecutive days on which the shares of Complete Solaria Common Stock are traded on a stock exchange. The transfer of Complete Solaria Common Stock and Private Warrants from the Sponsor to the Legacy Complete Solaria convertible noteholders is an exchange between investors, which does not result in a pro forma adjustment.

v.

On or around the Closing, Complete Solaria entered into New Money PIPE Subscription Agreements with certain investors to subscribe for and purchase 120,000 FACT Class A Ordinary Shares for a purchase price of $5.00 and aggregate proceeds of $0.6 million. Additionally, Complete Solaria issued an additional 60,000 shares of Complete Solaria Common Stock in consideration for certain services provided in the structuring of the Forward Purchase Agreements.

vi.

On or around the Closing Date, Complete Solaria entered into Subscription Agreements with certain PIPE Investors who purchased 1,570,000 shares of Complete Solaria Common Stock for aggregate proceeds of $15.7 million, including $3.5 million that was funded prior to the Closing Date.

vii.

On or around the Closing Date, the Sponsor transferred 4,333,333 FACT Class B Ordinary Shares to certain third parties pursuant to working capital lending arrangements, non-redemption agreements, PIPE Investments and the settlement of FACT’s accrued expenses associated with the Business Combination. Additionally, Complete Solaria issued and transferred 193,976 shares of Complete Solaria Common Stock to the Sponsor and 330,000 shares of Complete Solaria Common Stock to New Money PIPE Investors.

Description of the Disposal Transaction

On August 18, 2023, Complete Solaria entered into a Non-Binding Letter of Intent to sell certain of Complete Solaria’s North American solar panel assets, inclusive of certain intellectual property and customer contracts, to Maxeon. On September 20, 2023, Complete Solaria entered into an asset purchase agreement with Maxeon for the sale of certain assets to Maxeon . The agreement also includes a supply agreement for Maxeon to supply its premium, high-performance, high- efficiency solar panels to Complete Solaria. On October 6, 2023, Complete Solaria completed the sale of its solar panel business to Maxeon, pursuant to the terms of the Asset Purchase Agreement (the “Disposal Agreement”). Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria, for an aggregate purchase price of approximately $11.0 million, consisting of 1,100,000 shares of Maxeon ordinary shares.

In conjunction with the Disposal Transaction, on October 5, 2023, Complete Solaria amended certain warrants, dated November 2, 2022, originally issued by the Complete Solaria to six warrant holders (the “Holders”), which warrants are exercisable for (a) an aggregate of 1,486,268 shares of Complete Solaria’s common stock, par value $0.001 per share, or (b) if designated and issued, a future series of preferred stock of Complete Solaria (the “Amendments”). The Amendments were made in connection with the Holders assigning loans they previously made to SolarCA LLC, a Delaware limited liability company (successor in interest to The Solaria Corporation and a wholly owned subsidiary of Complete Solaria) in order to provide the Holders with the benefits of the protective provisions of the original warrants to fix at a set number the number of shares of Common Stock issuable thereunder, as well as the exercise price per share. Pursuant to the Amendments, the warrants may be exercised for (a) Common Stock, at an exercise price of $0.75 per share, or (b) if designated and issued, a future series of preferred stock, at an exercise of 25% of the lowest price Complete Solaria receives for such share of future series of preferred stock. In connection with the Amendments, Complete Solaria agreed to provide the warrant holders with certain registration rights pursuant to that certain A&R Registration Rights Agreement, dated July 18, 2023, which the was previously filed by Complete Solaria as Exhibit 4.1 to the Complete Solaria’s Current Report on Form 8-K filed on July 24, 2023.

Accounting for the Business Combination

This unaudited pro forma condensed combined financial information should be read together with the historical financial statements and related notes of FACT, Legacy Complete Solaria and Solaria and other financial information included the Proxy Statement.

Legacy Complete Solaria has been determined to be the accounting acquirer of FACT and Solaria based on the following facts and circumstances:

•

Legacy Complete Solaria’s existing shareholders are expected to have the greatest voting interest in the combined entity. Excluding warrant and option holders, Legacy Complete Solaria’s existing shareholders have an approximately 57.8% voting interest. On a fully diluted basis, Legacy Complete Solaria’s existing shareholders have approximately 56.4% ownership.

•	Legacy Complete Solaria’s existing shareholders have the ability to control decisions regarding election and removal of the majority of the combined entity’s executive board of directors.

•	Legacy Complete Solaria’s senior management is the senior management of the combined entity.

•	The combined company name is Complete Solaria, Inc., i.e. the combined entity assumed Legacy Complete Solaria’s name.

The weighting of evidence as described above is indicative that Legacy Complete Solaria is the accounting acquirer of FACT. Accordingly, the merger between Legacy Complete Solaria and FACT has been accounted for as a reverse recapitalization, with FACT being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization is the equivalent of Legacy Complete Solaria issuing stock for the net assets of FACT, accompanied by a recapitalization. As a result of the Business Combination being an in-substance capital transaction, Legacy Complete Solaria’s qualifying transaction costs are treated as an equivalent to equity issuance costs, reflected as a reduction in additional paid-in capital, rather than as an expense, in the unaudited pro forma condensed combined financial information. The net assets of FACT have been stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization are those of Legacy Complete Solaria.

Outstanding vested and unvested share-based awards of Legacy Complete Solaria (including options and RSUs) were converted into the right to receive upon vesting or exercise such awards for common shares of Complete Solaria Common Stock after applying the Merger Consideration Per Fully Diluted Share. Because no terms of such share-based awards are modified upon consummation of the Business Combination, no accounting impact for such outstanding awards was recognized.

Public and private warrants of FACT were not modified as a result of the Business Combination and continue to be liabilities in the New Complete Solaria’s financial statements. The shares of New Complete Solaria Common Stock issuable upon the achievement of trading targets are expected to be classified in equity of New Complete Solaria pursuant to guidance in ASC 815-40.

With respect to the Required Transaction, Complete Solaria determined that it was the primary beneficiary of Solaria, and, as such, such merger has been accounted for as a business combination in accordance with ASC 805. Complete Solaria has recorded the fair value of assets acquired and liabilities assumed from Solaria.

Accounting for the Disposal Transaction

On October 6, 2023, Complete Solaria completed the sale of its solar panel business Solaria to Maxeon, pursuant to the terms of the Disposal Agreement. During the third fiscal quarter of 2023, Complete Solaria determined that the Disposal Transaction met the criteria for held-for-sale and discontinued operations classification. Complete Solaria expects that the disposition of the solar panel business will qualify as a disposal of a business. Complete Solaria expects to record an impairment in the third fiscal quarter of 2023 equal to the difference between the carrying value of the disposal group and the fair value of the disposal group less costs to sell. Based on Complete Solaria’s preliminary assessment of the Disposal Transaction, Complete Solaria will present Solaria as held-for-sale and discontinued operations in its Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2023.

In conjunction with the Disposal Transaction, on October 5, 2023, Complete Solaria amended certain warrants, dated November 2, 2022, originally issued by the Complete Solaria to six warrant holders. Complete Solaria expects that analysis of the terms embedded within the warrant amendment will result in a modification assessment. As of the date of this filing, Complete Solaria has not concluded on the accounting analysis for this warrant amendment and, as such, no adjustments associated with the warrant amendment have been made to the unaudited pro forma condensed combined statements of operations for the six-months ended June 30, 2023 and the year ended December 31, 2022 or the unaudited pro forma condensed combined balance sheet as of June 30, 2023.

Complete Solaria has included the adjustments as of October 13, 2023 in the Discontinued Operations column of the unaudited pro forma condensed combined statements of operations for the six-months ended June 30, 2023 and the year ended December 31, 2022 and the unaudited pro forma condensed combined balance sheet as of June 30, 2023.

Complete Solaria has concluded that the business is held-for-sale and meets the criteria for discontinued operations as of October 1, 2023 and will be reflected as such in the financial statements as of and for the thirteen weeks ended October 1, 2023 reported in its Quarterly Report on Form 10-Q for the thirteen weeks ended October 1, 2023. Complete Solaria’s assessment of the allocation of assets to the disposal group and the amounts included in discontinued operations are preliminary and are subject to change as the Company finalizes its accounting for the Disposal Transaction.

Basis of Pro Forma Presentation

The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information of Complete Solaria upon consummation of the Business Combination and other events contemplated by the Business Combination as well as the effects of the Disposal Transaction. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and Disposal Transaction occurred on the dates indicated. The Business Combination proceeds remaining after the payment for the redemption of public shares, and payment of transaction costs related to the Merger are expected to be used for other general corporate purposes. The consideration shares received for the Disposal Transaction are expected to be classified as available-for-sale securities. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Complete Solaria following the completion of the Business Combination and Disposal Transaction. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Other than certain ordinary course of business sale and purchase transactions between Complete Solar and Solaria, FACT, Complete Solar, and Solaria have not had any historical relationship prior to the transactions associated with the Business Combination.

The following table presents the pro forma New Complete Solaria common stock issued and outstanding immediately after the Business Combination, which does not give effect to the potential exercise of any warrants:

	Number of Shares	Percentage of Outstanding Shares
FACT Public Stockholders(4)	3,458,757	7.6%
Founder Shares (1), (2), (3), (4)	8,152,325	18.0%
Complete Solaria shareholders	20,034,257	44.3%
Complete Solaria convertible noteholders (3)	6,126,726	13.5%
PIPE Investors	7,518,488	16.6%

Total	45,290,553	100.0%

(1)	The above table includes 122,500 FACT Class B Ordinary Shares transferred to FACT directors, employees and consultants.
(2)

The table excludes the transfer of 4,333,333 shares of FACT Class B Ordinary Shares from the Sponsor to certain third parties pursuant to working capital lending arrangements, non-redemption agreements and PIPE Investments and the settlement of FACT’s accrued expenses associated with the Business Combination.

(3)

The above table includes the transfer of 666,651 shares of New Complete Solaria Common Stock from the Sponsor to Complete Solaria convertible noteholders and excludes up to 666,666 shares of New Complete Solaria Common Stock issuable by the New Complete Solaria to convertible noteholders based on the trading price of New Complete Solaria Common Stock. The issuance of New Complete Solaria Common Stock to the Complete Solaria convertible noteholders would further increase the ownership percentages of Complete Solaria convertible noteholders and would dilute the ownership of all stockholders.

(4)

The above table excludes the transfer of shares of a number FACT Class A Ordinary Shares held by Sponsor as of the Closing equal the difference of (i) 3,300,000 minus (ii) the number of shares, if any, of FACT Class A Ordinary Shares transferred by Sponsor to holders of 2022 Convertible Notes minus (iii) the number of shares, if any, of FACT Class A Ordinary Shares transferred by Sponsor to certain counterparties in consideration for loans and other amounts paid to finance the working capital loans due to the Sponsor and extension fees as consideration for such holders agreeing to enter into non-redemption agreements and/or such FACT PIPE Investment investors agreeing to make FACT PIPE Investment, as applicable.

Of the 666,666 shares of Complete Solaria Common Stock issuable by Complete Solaria to convertible noteholders based on the trading price of Complete Solaria Common Stock, 333,333 shares will vest if, from Closing of the Business Combination until the 12 month anniversary thereof, the average price of Complete Solaria Common Stock exceeds $12.50 for any 20 trading days within any 30 trading day period and 333,333 will vest if, from the Closing of the Business Combination until the 12 month anniversary thereof, the average price of Complete Solaria Common Stock exceeds $15.00 for any 20 trading days within any 30 trading day period. The issuance of such shares would dilute the value of all shares of Complete Solaria Common Stock outstanding at that time. Assuming the current capitalization structure, the 666,666 shares that would become vested upon meeting the price threshold would represent approximately 1.5% of total shares outstanding.

The management of New Complete Solaria has concluded that the contingently issuable shares are equity-classified instruments, which do not have an impact on the unaudited pro forma condensed combined statement of operations for the periods ended December 31, 2022 and June 30, 2023.

If the actual facts are different than these assumptions, the ownership percentage retained by the FACT’s public stockholders in the post-combination company will be different from the above-stated ownership percentage.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2023

(in thousands)

	Complete Solaria (Historical)	P Discontinued Operations		Complete Solaria Continuing Operations	Freedom Acquisition Corp (Historical)	Pro Forma Adjustments (Actual Redemptions)		Pro Forma Combined (Actual Redemptions)
ASSETS
Current Assets:
Cash and cash equivalents	$2,545	$(450)	Q	$2,095	$3	$15,359	A	$17,457
Investment in equity securities	—	10,989	R	10,989	—	—		10,989
Accounts receivable, net	24,263	—		24,263	—	—		24,263
Inventory	7,977			7,977	—	—		7,977
Prepaid expenses and other current assets	15,028	—		15,028	—	—		15,028

Total current assets	49,813	10,539		60,352	3	15,359		75,714
Cash held in Trust Account	—	—		—	118,380	(118,380)	B	—
Restricted cash	3,767	—		3,767	—	—		3,767
Property and equipment, net	3,942			3,942	—	—		3,942
Operating lease right-of-use assets	1,698	—		1,698	—	—		1,698
Intangible assets, net	41,121	(41,121)		—	—	—		—
Other noncurrent assets	5,360	—		5,360	—	(5,162)	K	198
Acquisition related intangible assets	—	—		—	—	—		—
Goodwill	119,422	(119,422)		—	—	—		—

Total Assets	$225,123	$(150,004)		$75,119	$118,383	$(108,183)		$85,319

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$15,071	$—		$15,071	$6,999	$(11,268)	L	$10,802
Accrued expenses and other current liabilities	28,265	—		28,265	—	(3,500)	M	24,765
Promissory Note – Related Party	—	—		—	2,300	(2,300)	N	—
Convertible Promissory Note – Related Party	—	—		—	1,189	(1,189)	O	—
Notes payable, net	27,159	—		27,159	—	—		27,159
Deferred Revenue, current	4,040	—		4,040	—	—		4,040
Operating lease liabilities, current	—	—		—	—	—		—

Total current liabilities	74,535	—		74,535	10,488	(18,257)		66,766

	Complete Solaria (Historical)	P Discontinued Operations		Complete Solaria Continuing Operations	Freedom Acquisition Corp (Historical)	Pro Forma Adjustments (Actual Redemptions)		Pro Forma Combined (Actual Redemptions)
Warranty provision, noncurrent	3,215	—		3,215	—	—		3,215
Other liabilities	—	—		—	—	—		—
Redeemable convertible preferred stock warrant liability	4,735	—		4,735	6,285	(3,660)	D	7,360
Earn-out share derivative liability	—	—		—	—	—		—
Deferred underwriters’ discount payable	—	—		—	3,019	—		3,019
Operating lease liabilities, net of current portion	916	—		916	—	—		916
Deferred revenue, noncurrent	1,035	—		1,035	—	—		1,035
Convertible notes, net, noncurrent	21,524	—		21,524	—	(21,524)	C	—
Convertible notes due to related parties, noncurrent	19,412	—		19,412	—	(19,412)	C	—
Long-term debt with CS Solis	27,381	—		27,381	—	—		27,381

Total liabilities	152,753	—		152,753	19,792	(62,853)		109,692

Redeemable convertible preferred stock	155,630	—		155,630	—	(155,630)	E	—
Common shares subject to possible redemption	—	—		—	118,380	(118,380)	F	—
Freedom Acquisition Corp Class A Ordinary Shares	—	—		—	—	—		—
Freedom Acquisition Corp Class B Ordinary Shares	—	—		—	1	(1)	G	—
Solaria, Inc. Common stock	—	—		—	—	—		—
Complete Solaria, Inc. Common Stock	—	—		—	—	5	H	5
Complete Solar Holding Corp common stock	—	—		—	—	—		—
Additional paid-in capital	37,096	—		37,096	244	208,642	I	245,982
Accumulated other comprehensive income (loss)	41	—		41	—	—		41
Retained earnings (accumulated deficit)	(120,397)	(150,004)	Q, S	(270,401)	(20,034)	20,034	J	(270,401)

Total stockholders’ equity	(83,260)	(150,004)		(233,264)	(19,789)	228,680		(24,373)

Total liabilities and stockholders’ equity (deficit)	$225,123	$(150,004)		$75,119	$118,383	(108,183)		$85,319

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2023

(in thousands, except per share amounts)

	Complete Solaria Combined (Historical)	HH Discontinued Operations	Complete Solaria Combined Continuing Operations	Freedom Acquisition Corp (Historical)	Pro Forma Accounting Adjustments		Pro Forma Combined (Actual Redemptions)
Product revenue, net	$25,275	$25,275	$—	$—	$—		$—
Service revenue, net	42,297	—	42,297	—	—		42,297
Cost of product revenue	26,535	26,020	515	—	—		515
Cost of service revenue	33,406	—	33,406	—	—		33,406

Gross Profit	7,631	(745)	8,376	—	—		8,376

Operating Expenses:
Sales commissions	14,466	—	14,466	—	—		14,466
Operating costs	—	—	—	3,132	—		3,132
Sales and marketing	7,432	3,340	4,092	—	—		4,092
General and administrative	23,512	4,503	19,009	—	—		19,009

Total operating expenses	45,410	7,843	37,567	3,132	—		40,699

Loss from operations	(37,779)	(8,588)	(29,191)	(3,132)	—		(32,323)

Interest income on marketable securities held in Trust Account	—	—	—	4,226	(4,226)	DD	—
Change in fair value of warrant liabilites	—	—	—	(3,306)	—		(3,306)
Change in fair value of convertible note	—	—	—	(273)	273	GG	—
Offering expenses related to warrant issuance	—	—	—	—	—		—
Interest expense	(6,968)	—	(6,968)	—	742	FF	(6,226)
Interest income	17	—	17	—	—		17
Other income (expense), net	9,701	—	9,701	—	(9,417)	EE	284

Loss before income taxes	(35,029)	(8,588)	(26,441)	(2,485)	(12,628)		(41,554)

Income tax (benefit) provision, net	(5)	(5)	—	—	—		—

Net income (loss) from continuing operations	$(35,024)	$(8,583)	$(26,441)	$(2,485)	$(12,628)		$(41,554)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2022

(in thousands, except per share amounts)

	Complete Solaria Combined	Solaria Corp (Historical adjustments)	Solaria PPA Transaction Accounting Adjustments		Complete Solaria Combined (Historical)	HH Discontinued Operations	Complete Solaria Combined Continuing Operations	Freedom Acquisition Corp (Historical)	Pro Forma Adjustments (Actual Redemptions)	Pro Forma Combined (Actual Redemptions)
Product revenue, net	$13,325	$33,975	$—		$47,300	$47,300	$—	$—	$—	$—
Service revenue, net	66,475	—	—		66,475	—	66,475	—	—	66,475
Cost of product revenue	12,847	35,415	—		48,262	48,262	0	—	—	0
Cost of service revenue	46,647	—	1,141	AA	47,788	1,141	46,647	—	—	46,647

Gross Profit	20,306	(1,440)	(1,141)		17,725	(2,103)	19,828	—	—	19,828

Operating Expenses:
Sales commissions	21,195	—	—		21,195	—	21,195	—	—	21,195
Operating costs	—	—	—		—	—	—	4,407	—	4,407
Sales and marketing	7,471	5,229	1,640	BB	14,340	8,220	6,120	—	—	6,120
General and administrative	14,251	10,912	1,249	CC	26,412	14,368	12,044	—	—	12,044

Total operating expenses	42,917	16,141	2,889		61,947	22,588	39,359	4,407	—	43,766

Loss from operations	(22,611)	(17,581)	(4,030)		(44,222)	(24,691)	(19,531)	(4,407)	—	(23,938)

Foreign currency exchange gain (loss)	—	—	—		—	—	—	(18)	—	(18)
Interest income on marketable securities held in Trust Account	—	—	—		—	—	—	4,822	(4,822)	—
Change in fair value of warrant liabilites	—	—	—		—	—	—	5,510	—	5,510
Change in fair value of convertible note	—	—	—		—	—	—	(196)	196	—
Interest expense	(4,986)	(3,235)	—		(8,221)	(4,146)	(4,075)	—	221	(3,854)
Interest income	5	13	—		18	18	—	—	—	—
Forgiveness of debt	—	—	—		—	—	—	272	—	272
Other income (expense), net	(1,858)	(14,438)	—		(16,296)	(14,424)	(1,872)	—	5,211	3,339

Loss before income taxes	(29,450)	(35,241)	(4,030)		(68,721)	(43,243)	(25,478)	5,983	806	(18,689)

Income tax (benefit) provision, net	27	3	—		30	(3)	33	—	—	33

Net income (loss) from continuing operations	$(29,477)	$(35,244)	$(4,030)		$(68,751)	$(43,240)	(25,511)	$5,983	$806	$(18,722)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The merger between Legacy Complete Solaria and FACT will be accounted for as a reverse recapitalization, with FACT being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization will be the equivalent of Legacy Complete Solaria issuing stock for the net assets of FACT, accompanied by a recapitalization. The net assets of FACT will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Legacy Complete Solaria.

The unaudited pro forma condensed combined statement of operations of Complete Solaria for the six months ended June 30, 2023 and for the year ended December 31, 2022, gives pro forma effect to the Business Combination and Required Transaction as if each had been consummated on January 1, 2022.

The Required Transaction was accounted for as a business combination, as Complete Solar was concluded to be the accounting acquirer of Solaria on the basis that Solaria was a Variable Interest Entity (“VIE”) and that Complete Solar was the primary beneficiary of the VIE. Solaria was determined to be a VIE in accordance with Subtopic 810-10 based on the following characteristics at the time of acquisition:

•	Solaria was a legal entity;

•	Solaria did not have sufficient equity to finance its operations without additional subordinated financing, absent the acquisition by Complete Solar, and;

•	Solaria’s equity holders had a controlling financial interest.

Complete Solar, as the legal acquirer of Solaria, was determined to be the primary beneficiary of the VIE as it has the power to direct the activities that most significantly impact Solaria’s economic performance and the right to receive benefits and obligation to absorb losses of Solaria, that could be potentially significant. As specified by ASC Subtopic 810-10, the initial consolidation of a VIE that is a business by a reporting entity is a business combination and the acquisition method of accounting is applied.

On October 6, 2023, Complete Solaria completed the sale of Solaria to Maxeon, pursuant to the terms of the Disposal Agreement. The Disposal Transaction will be accounted for as discontinued operations for financial reporting purposes.

The unaudited pro forma combined balance sheet of Complete Solaria as of June 30, 2023, gives pro forma effect to the Business Combination and Disposal Transaction as if they had been consummated on June 30, 2023. The Required Transaction is reflected in the historical balance sheet of Complete Solaria as of July 2, 2023. The unaudited pro forma condensed combined statements of operations of Complete Solaria for the year ended December 31, 2022, and for the six months ended June 30, 2023, presents pro forma effect to the transactions as if it had been completed on January 1, 2022. As the Required Transaction subject to the Disposal Transaction occurred in 2022, no pro forma condensed combined statements of operations for Complete Solaria will be presented prior to the year ended December 31, 2022.

The unaudited pro forma combined balance sheet as of June 30, 2023, and unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, have been prepared using, and should be read in conjunction with, the following:

•	unaudited condensed financial statements of FACT as of and for six months ended June 30, 2023, and the related notes, included in the Proxy Statement;

•	unaudited condensed consolidated financial statements of Complete Solaria as of and for twenty-six weeks ended July 2, 2023, and the related notes, included in the Proxy Statement;

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	audited statements of operations of FACT for the fiscal year ended December 31, 2022 included in the Proxy Statement; and

•	audited statements of operations of Legacy Complete Solaria for the fiscal year ended December 31, 2022 included in the Proxy Statement.

Additionally, in giving pro forma effect to the Required Transaction as if it had been consummated on January 1, 2022, the unaudited pro forma condensed combined statement of operations was prepared using the unaudited statement of operations of Solaria for the period from January 1, 2022 through the close of the Required Transaction.

Effective January 1, 2023, Legacy Complete Solaria changed its fiscal quarters to four thirteen-week periods within a standard calendar year. Each annual reporting period begins on January 1 and ends on December 31. The unaudited pro forma condensed combined statement of operations of Complete Solaria for the six months ended June 30, 2023 includes the Legacy Complete Solaria unaudited condensed consolidated statement of operations for the twenty-six weeks ended July 2, 2023, and the unaudited pro forma condensed consolidated balance sheet of Complete Solaria as of June 30, 2023 includes the unaudited condensed consolidated balance sheet of Legacy Complete Solaria as of July 2, 2023. As the difference between the fiscal quarter end dates of Legacy Complete Solaria and FACT is two days, and there were no intervening events or transactions materially impacting the unaudited pro forma statement of operations or the unaudited pro forma balance sheet, no additional adjustments are made to align the reporting dates. June 30, 2023 is the reporting date of all pro forma adjustments in Note 3.

Management has made significant estimates and assumptions in its determination of the pro forma Transaction Accounting Adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments reflecting the consummation of the Business Combination and the Required Transaction, as well as the Disposal Transaction, are based on certain currently available information and certain assumptions and methodologies that FACT believes are reasonable under the circumstances. The unaudited pro forma Transaction Accounting Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the Transaction Accounting Adjustments and it is possible such differences may be material. Complete Solaria believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the Required Transaction based on information available to management at the time and that the pro forma Transaction Accounting Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination and the Required Transaction.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and Disposal Transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Complete Solaria. They should be read in conjunction with the historical financial statements and notes thereto of FACT and Legacy Complete Solaria.

Note 2 — Accounting Policies

Upon completion of the Business Combination, management will perform a comprehensive review of FACT’s and Legacy Complete Solaria’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, management has not identified any material differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Complete Solaria has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Complete Solaria filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of Complete Solaria outstanding, assuming the Business Combination occurred on January 1, 2022.

Adjustments to Unaudited Pro Forma Combined Balance Sheet

The pro forma Transaction Accounting Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A) Represents pro forma Transaction Accounting Adjustments to cash to reflect the following (in thousands):

Investment held in Trust Account	$118,380	(1)
Payment of transaction related fees	(10,163	)(2)
Proceeds from PIPE financings	12,800	(3)
Payment made to redeeming FACT public stockholders	(104,958	)(4)
Repayment of FACT promissory note	(700	)(5)

	$15,359

(1)

Reflects the reclassification of cash equivalents held in the Trust Account inclusive of accrued interest to reflect the remaining cash equivalents prior to pro forma Transaction Accounting Adjustments.

(2)	Reflects the payment of $10.2 million of transaction costs incurred by Legacy Complete Solaria and FACT in connection with the Business Combination. The transaction costs include:

•

The payment for expenses incurred by Legacy Complete Solaria in conjunction with the business combination are reflected as corresponding adjustment of $4.8 million to accounts payable for amounts which had been incurred prior to and unpaid as of June 30, 2023.

•

The payment of $2.8 million, representing estimated expenses to be incurred by FACT subsequent to June 30, 2023, is as an expense of the pre-combination entity and reflected as an adjustment to accumulated deficit.

•

The payment for expenses incurred by FACT in conjunction with the Business Combination is reflected as a corresponding adjustment of $2.6 million to accounts payable for amounts which had been incurred prior to and unpaid as of June 30, 2023.

(3)

Reflects aggregate gross proceeds of $0.6 million from the issuance and sale of 120,000 shares of Complete Solaria Common Stock at $5.00 per share pursuant to the New Money PIPE Subscription Agreements and $12.2 million from the issuance and sale of 1,220,000 shares of Complete Solaria Common Stock at $10.00 per share pursuant to the PIPE Financing (Private Placement) subsequent to June 30, 2023, excluding $3.5 million of prefunded PIPE proceeds received in June 2023. The unaudited pro forma condensed combined balance sheet reflects the reclassification with a corresponding increase of $12.8 million to additional paid-in-capital, as noted in Note I below and an increase of less than $0.1 million to New Complete Solaria Common Stock.

(4)

Reflects the payment made to redeeming FACT public stockholders in connection with the Special Meeting held on July 11, 2023. The amount of redemptions assumed is 9,935,086 shares of FACT Class A Ordinary Shares redeemed for $105.0 million allocated to Complete Solaria Common Stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of $10.56 per share, or a full pro rata portion of the trust account holding the proceeds from Freedom’s initial public offering as described in Note I and J.

(5)	Reflects the repayment of FACT Promissory Note at closing.

(B)	Reflects Transaction Accounting Adjustments to the cash held in the Trust Account of $118.4 million that becomes available following the Business Combination, assuming no redemptions.

(C)	Represents pro forma Transaction Accounting Adjustments to convertible notes to reflect the following (in thousands):

Reflects the conversion of principal and accrued interest related to the 2022 Convertible Notes, which converted into Legacy Complete Solaria Common Stock immediately prior to the Closing	$(21,524)
Reflects the conversion of principal and accrued interest related to the 2022 Convertible Notes due to related parties, which converted into Legacy Complete Solaria Common Stock immediately prior to the Closing	(19,412)

Total	$(40,936)

The 2022 Convertible Notes converted into 6,126,726 shares of Complete Solaria Common Stock and are recorded as additional paid in capital as described in Note I.

(D)	Reflects pro forma Transaction Accounting Adjustments to warrant liabilities to reflect the following (in thousands):

Reflects the exchange of Legacy Complete Solaria Preferred Stock warrants into Complete Solaria Warrants, pursuant to terms of the Business Combination. Legacy Complete Solaria Preferred Stock warrants were previously contingently puttable or redeemable, resulting in Legacy Complete Solaria classifying such warrants as liabilities in its historical financial statements. Complete Solaria has concluded that the Complete Solaria Warrants exchanged for Complete Solaria Preferred Stock warrants are equity-classified warrants and the adjustment reflects reclassification of the warrants from liability to additional paid-in capital, as noted in Note I below

$(4,735)
Reflects the conversion of FACT promissory note into 716,667 shares of private placement warrants upon the Business Combination	1,075

Total	$(3,660)

(E)

Represents the issuance of 16,571,239 shares of Complete Solaria Common Stock at par value of $0.0001 per share upon the Business Combination in exchange for 34,311,133 outstanding shares of Legacy Complete Solaria Preferred Stock.

The unaudited pro forma condensed combined balance sheet reflects the conversion with a corresponding increase of $155.6 million to additional paid-in capital, as noted in Note I below.

(F)

Reflects the reclassification of $118.4 million related to FACT Class A Ordinary Shares, subject to possible redemption, from mezzanine equity to permanent equity, assuming no redemption. The unaudited pro forma condensed combined balance sheet reflects the reclassification with a corresponding increase of $118.4 million to additional paid-in-capital, as noted in Note I below and an increase of less than $0.1 million to New Complete Solaria Common Stock, as noted in Note H below

(G)

Reflects the reclassification of FACT Class B Ordinary Shares to Complete Solaria Common Stock. In conjunction with the Domestication, (i) each then issued and outstanding FACT Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of Complete Solaria Common Stock, (ii) each then issued and outstanding FACT Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of Complete Solaria Common Stock, and (iii) each then issued and outstanding warrant of FACT will convert automatically into a warrant to acquire one share of Complete Solaria Common Stock.

(H)	Represents pro forma Transaction Accounting Adjustments to Complete Solaria Common Stock balance to reflect the following (in thousands):

Recapitalization of Legacy Complete Solaria Preferred Stock and Legacy Complete Solaria Common Stock to Complete Solaria Common Stock	$3
Reclassification of FACT Class A Ordinary Shares subject to redemption, assuming no redemption, to permanent equity	1
Conversion of FACT Class B Ordinary Share to Complete Solaria Common Stock in connection with the Business Combination	1
Conversion of 2022 Convertible Notes to Complete Solaria Common Stock in connection with the Business Combination	1
Redemption of FACT Class A Ordinary Shares	(1)

Total	$5

(I)	Represents pro forma Transaction Accounting Adjustments to the additional paid-in capital balance to reflect the following (in thousands):

Conversion of Legacy Complete Solaria Preferred Stock to Complete Solaria Common Stock	$155,626
Reclassification of FACT Class A Ordinary Shares subject to redemption, assuming no redemptions, to permanent equity	118,379
Reduction in additional paid-in capital for SPAC related expenses	(5,162)
Elimination of FACT’s historical accumulated deficit	(18,715)
2022 Convertible Notes	40,935
Reclassification of Legacy Complete Solaria liability classified warrants to Complete Solaria equity classified warrants	4,735
Redemption of FACT Class A Ordinary Shares in connection with the Special Meeting held on July 11, 2023	(104,956)
Conversion of FACT convertible promissory note at closing pursuant to working capital lending arrangements	1,500
PIPE financing	16,300

Total	$208,642

(J)	Represents pro forma Transaction Accounting Adjustments to retained earnings (accumulated deficit) balance to reflect the following (in thousands):

Reclassification of FACT’s historical accumulated deficit to additional paid-in capital in connection with the consummation of the Business Combination	$18,715
Estimated transaction costs of FACT to be incurred subsequent to June 30, 2023	(2,780)
Reflects the gain upon extinguishment of transaction costs incurred by FACT as of June 30, 2023	4,385
Reflects the repayment of the Sponsor working capital loans of $1.3 million, which had a fair value of $1.2 million as of June 30, 2023. The difference between the fair value and the repayment amount is recorded within accumulated deficit	(136)
Reflects the transaction costs of FACT incurred subsequent to June 30, 2023, financed through FACT promissory notes	(150)

Total	$20,034

(K)	Represents the reclass of deferred offering costs from prepaid expenses and other current assets to additional paid-in capital.

(L)	Represents pro forma Transaction Accounting Adjustments to Accounts Payable balance to reflect the following (in thousands):

Represents the Transaction Accounting Adjustments to accounts payable for $7.4 million of transaction costs paid at the Closing. Amounts include $4.8 million and $2.6 million recorded as of June 30, 2023 by Complete Solaria and FACT, respectively, as described in Note A above	$(7,383)
Reflects the extinguishment of transaction costs incurred by FACT as of June 30, 2023 as described in Note J above	(4,385)
Reflect the reclassification of FACT promissory notes to Accounts Payable in connection with the consummation of the Business Combination	500

Total	$(11,268)

(M)

Reflects the reclass of prefunded PIPE proceeds received in June 2023. The unaudited pro forma condensed combined balance sheet reflects the reclassification with a corresponding increase of $3.5 million to additional paid-in-capital, as noted in Note I below and an increase of less than $0.1 million to New Complete Solaria Common Stock.

(N)	Represents the settlement of FACT Promissory Note — Related Party at Closing.

(O)	Represents the settlement of FACT Convertible Promissory Note — Related Party at Closing.

(P)

The Discontinued Operations column of the unaudited pro forma condensed combined balance sheet represents the pro forma adjustments to historical financial results directly attributable to the Disposal Transaction in accordance with ASC 205.

(Q)

Reflects the payment of $0.5 million of transaction costs that were incurred from July 1, 2023 through the closing date of the Disposal Transaction. As these costs were not accrued as of June 30, 2023, their payment is reflected as a reduction in retained earnings.

(R)	Represents the fair value of 1,100,000 Maxeon Ordinary Shares received as consideration for the Disposal Transaction.

(S)	Reflects the estimated pre-tax loss as a result of the Disposal Transaction, which is reflected as the difference between the share proceeds received less the costs of the Disposal Transaction.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, and the six months ended June 30, 2023 are as follows:

(AA) Represents pro forma adjustments to cost of sales to reflect the following (in thousands):

Reflects the intangible assets amortization expense resulting from the fair value adjustments recognized for intangible assets of developed technology acquired in the Required Transaction for the year ended December 31, 2022	$1,058
Represents change in stock-based compensation expense, related to stock options replaced by Complete Solaria to Solaria employees, that are recognized ratably over the post-combination period	83

Total	$1,141

(BB)	Represents pro forma adjustments to sales and marketing expenses to reflect the following (in thousands):

Reflects the intangible assets amortization expense resulting from the fair value adjustments recognized for intangible assets of customer relationships and trademarks acquired in the Required Transaction for the year ended December 31, 2022	$1,411
Represents change in stock-based compensation expense, related to stock options replaced by Legacy Complete Solaria to Solaria employees, that are recognized ratably over the post-combination period	229

Total	$1,640

(CC)

Represents changes in stock-based compensation expense, related to stock options replaced by Legacy Complete Solaria to Solaria employees, that are recognized ratably over the post-combination period. The pro forma Transaction Accounting Adjustments are $1.2 million for the year ended December 31, 2022.

(DD)

Reflects the elimination of historical investment income earned on FACT’s Trust Account. The pro forma Transaction Accounting Adjustments are $(4.2) million and $(4.8) million for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively.

(EE)

Reflects the elimination of change in fair value of Legacy Complete Solaria’s Preferred Stock warrant liability. The pro forma Transaction Accounting Adjustments are $(9.4) million and $5.2 million for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively.

(FF)

Reflects interest expense of $0.7 million and $0.2 million associated with the 2022 Convertible Notes, which was assumed in the Required Transaction and converted into Complete Solaria Common Stock upon the Close of the Business Combination.

(GG)

Reflects change in fair value on FACT promissory note. The pro forma adjustments are $0.3 million and $0.2 million for the six months ended June 30, 2023, and the year ended December 31, 2022, respectively.

(HH)

The Discontinued Operations column of the unaudited pro forma condensed combined statements of operations represents the pro forma adjustments to historical financial results directly attributable to the Disposal Transaction in accordance with ASC 205.

Note 4 – In-process Accounting Analysis

The transactions discussed below are presented in the Company’s unaudited pro forma condensed combined financial information, however the Company’s accounting analysis on such transactions is incomplete as of the date of this filing. The Company discussed the implications of certain items where the accounting is incomplete.

Forward Purchase Agreements

On July 13, 2023, FACT and Legacy Complete Solaria, Inc. entered into separate agreements (each a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreements”) with each of (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Sandia Investment Management L.P. (“Sandia”, and each of Meteora, Polar, and Investor, individually, a “Seller”, and together, the “Sellers”) for OTC Equity Prepaid Forward Transactions. Pursuant to the terms of the Forward Purchase Agreements, the Sellers intended, but were not obligated, to purchase up to a number of shares of FACT Class A Ordinary Shares in the aggregate amount equal to up to 6,300,000, concurrently with the Closing pursuant to each Seller’s respective FPA Funding Amount PIPE Subscription Agreement, less, in the case of Meteora and Sandia, the number of FACT Class A Ordinary Shares purchased by each Seller separately from third parties through a broker in the open market (“Recycled Shares”).

As of the date of this filing, Complete Solaria has not concluded on the accounting analysis for and has not yet determined an estimate of initial fair value of the Forward Purchase Agreements. Complete Solaria expects that an evaluation will be required to consider, but not necessarily limited to, the guidance in ASC 480 — Distinguishing Liabilities from Equity and ASC 815 — Derivatives and Hedging.

The results of this accounting analysis may have material implications on Complete Solaria’s financial statements including the subsequent fair value of the Forward Purchase Agreements and ongoing remeasurement effects which will impact Complete Solaria’s earnings. If, based on Complete Solaria’s analysis, the Forward Purchase Agreements meet the criteria to be classified as equity, the fair value of the Forward Purchase Agreements will be recognized as a component of equity. If, however, the Forward Purchase Agreements do not meet the criteria to be recognized as a component of equity, the Forward Purchase Agreements will be recognized as an asset or liability at fair value upon issuance, and remeasured each reporting period, with changes in fair value recorded as a component of income.

Long-Term Debt with CS Solis

On July 17 and July 18, and in connection with obtaining consent for the Business Combination, Legacy Complete Solaria, FACT and CSREF Solis Holdings, LLC (“Carlyle”) entered into an amended and rested consent to the Business Combination Agreement and an amended and restated warrant agreement, which modify the terms of the mandatorily redeemable investment made by Carlyle in Legacy Complete Solaria.

The Carlyle investment of $25.6 million was mandatorily redeemable on the three-year anniversary of the effective date of the CS Solis amended and restated LLC agreement (February 14, 2025) and accrued interest at a rate of 10.5%, which was structured as a a dividend payable based on 25% of the investment amount measured quarterly, compounded annually, and subject to increases in the event Legacy Complete Solaria declared any dividend. In connection with the investment, Legacy Complete Solaria issued a warrant to purchase up to 5,978,960 shares of its common stock at a price of $0.01 per share, of which, 4,132,513 shares were immediately exercisable and, were outstanding as of the date of modification. At Closing, the Legacy Complete Solaria warrants were exchanged for 1,995,879 warrants to purchase shares of Complete Solaria Common Stock. Legacy Complete Solaria accounted for the mandatorily redeemable investment from Carlyle in accordance with ASC 480 —Distinguishing Liabilities from Equity and recorded the investment as a liability, which was accreted to its redemption value under the effective interest method.

Among other changes to the investment agreement, the modification accelerates the redemption date of the investment, which was previously February 14, 2025 and is March 31, 2024 subsequent to the modification. Additionally, as part of the amendment, the parties entered into an amended and restated warrant agreement. As part of the warrant agreement, Complete Solaria will issue Carlyle a warrant to purchase up to 2,745,879 shares of Complete Solaria Common Stock at a price per share of $0.01, which is inclusive of the outstanding warrant to purchase 1,995,879 shares at the time of modification. The warrant, which expires on July 18, 2030, provides Carlyle with the right to purchase shares of Complete Solaria Common Stock based on (a) the greater of (i) 1,995,879 shares and (ii) the number of shares equal to 2.795% of the Complete Solaria’s issued and outstanding shares of common stock, on a fully-diluted basis; plus (b) on and after the date that is ten (10) days after the date of the agreement, an additional 350,000 shares; plus (c) on and after the date that is thirty (30) days after the date of the agreement, if the original investment amount has not been repaid, an additional 150,000 shares; plus (d) on and after the date that is ninety (90) days after the date of the agreement, if the original investment amount has not been repaid, an additional 250,000 shares, in each case, of Complete Solaria Common Stock at a price of $0.01 per share.

As of the date of this filing, Complete Solaria has not concluded on the accounting analysis for the modification of the Carlyle investment agreement. Due to the acceleration of the maturity date and issuance of additional warrants, Complete Solaria will analyze the transaction to assess the modification of a mandatorily redeemable financial instrument in accordance with the modification and extinguishment guidance included in ASC 470, Debt, and Complete Solaria will assess the classification and measurement of the warrants issued in connection with the modification ASC 480 —Distinguishing Liabilities from Equity, ASC 815 — Derivatives and Hedging, and ASC 718 — Compensation-Stock Compensation.

Discontinued Operations & Divesture Accounting

On October 6, 2023, Complete Solaria completed the sale of its solar panel business to Maxeon, pursuant to the terms of the Disposal Agreement. Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria.

As of the date of this filing, Complete Solaria has not concluded on the accounting analysis for the Disposal Transaction. Complete Solaria expects that an evaluation will be required to consider, but not necessarily limited to, the guidance in ASC 205, Presentation of Financial Statements, ASC 350, Intangibles — Goodwill and Other and ASC 360, Property, Plant and Equipment.

The results of this accounting analysis may have material implications on Complete Solaria’s financial statements. Based on its preliminary analysis, Complete Solaria expects the Disposal Transaction to meet the criteria to be classified as held-for-sale and discontinued operations. As such, the carrying value of the assets relating to the disposal group would be required to be adjusted to reflect the lower of carrying value or fair value less cost to sell, with any changes in fair value to be recorded as a component of income. The assets related to the disposal group would be required to be presented separately on Complete Solaria’s balance sheets. Further, the operating results associated with the discontinued operations would be required to be bifurcated from those of continuing operations on Complete Solaria’s statements of operations for the periods presented.

Warrant Amendment

In conjunction with the Disposal Transaction, on October 5, 2023, Complete Solaria amended certain warrants, dated November 2, 2022, originally issued by the Complete Solaria to six warrant holders.

As of the date of this filing, Complete Solaria has not concluded on the accounting analysis for this warrant amendment. Complete Solaria expects that an evaluation will be required to consider, but not necessarily limited to, the guidance in ASC 480 — Distinguishing Liabilities from Equity, ASC 815 — Derivatives and Hedging and ASC 820 — Fair Value Measurements.

If, based on Complete Solaria’s analysis, the amended warrants meet the criteria to be classified as equity, the fair value of the amended warrants will be recognized as a component of equity. If, however, the amended warrants do not meet the criteria to be recognized as a component of equity, the amended warrants will be recognized as a liability at fair value as of October 5, 2023, and remeasured each reporting period, with changes in fair value recorded as a component of income.

The results of this accounting analysis may have material implications on Complete Solaria’s financial statements.

Complete Solaria intends to conclude on the accounting analysis and disclose the accounting impacts of the above transactions on the consolidated financial statements of the post-combination entity.

Note 5 — Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, and other related events, assuming such additional shares were outstanding since January 1, 2022. As the Business Combination and other related events are being reflected as if they had occurred as of January 1, 2022, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination, other related events have been outstanding for the entire periods presented.

(in thousands, except for share and per share data)	For the year ended December 31, 2022	For the six Months ended June 30, 2023
Pro forma loss attributable to common stockholders – Complete Solaria	$(18,722)	$(41,554)
Complete Solaria common stock Weighted average shares outstanding – basic and diluted	47,515,395	47,515,395
Net loss per share – basic and diluted	$(0.39)	$(0.87)

The following summarizes the number of shares of Complete Solaria Common Stock outstanding used for pro forma presentation purposes for the year ended December 31, 2022, and for the six months ended June 30, 2023:

Weighted average shares outstanding—basic and diluted
Public Shareholders	3,458,757
Founder Shares	8,152,325
PIPE Investors	7,518,488
Legacy Complete Solaria Shareholders	26,160,983
Legacy Complete Solaria – equity classified penny warrants	2,224,842

Pro forma weighted average shares outstanding—basic and diluted	47,515,395

(1)

Excludes approximately 7,624,716 shares of Complete Solaria Common Stock which remain reserved for options and restricted stock units outstanding. At the Closing, Legacy Complete Solaria options and restricted stock units will be converted into Complete Solaria options and restricted stock units, upon substantially the same terms and conditions as in effect with respect to the corresponding Complete Solaria option and restricted stock units.

(2)

Excludes approximately 1,156,884 shares of Complete Solaria Common Stock which remain reserve for non-penny warrants outstanding. At the Closing, Legacy Complete Solaria warrants converted into Complete Solaria Warrants, upon substantially the same terms and conditions as in effect with respect to the corresponding Legacy Complete Solaria warrants.

(3)

Includes 7,518,488 shares related to PIPE investors, which, prior to the Closing, will convert into Legacy Complete Solaria Common Stock, and will convert into Complete Solaria Common Stock upon the Closing.

(4)

The table excludes the transfer of 4,333,333 shares of FACT Class B Ordinary Shares from the Sponsor to certain third parties pursuant to working capital lending arrangements, non-redemption agreements, PIPE Investments, and the settlement of accrued expenses related to the Business Combination.

(5)

Excludes the transfer of shares of a number FACT Class A Ordinary Shares held by Sponsor as of the Closing equal the difference of (i) 3,300,000 minus (ii) the number of shares, if any, of FACT Class A Ordinary Shares transferred by Sponsor to holders of 2022 Convertible Notes minus (iii) the number of shares, if any, of FACT Class A Ordinary Shares transferred by Sponsor to certain counterparties in consideration for loans and other amounts paid to finance the working capital loans due to the Sponsor and extension fees as consideration for such holders agreeing to enter into non-redemption agreements and/or such FACT PIPE Investment investors agreeing to make FACT PIPE Investment, as applicable.

(6)	Does not reflect the transfer of 666,651 shares of Complete Solaria Common Stock from the Sponsor to Legacy Complete Solaria convertible noteholders upon Closing.

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which are not satisfied as of the period end for pro forma presentation purposes.

Share Type	Shares
Public Warrants	8,625,000
Private Warrants	6,266,667
Private Warrants in Connection with Promissory Notes held by the Sponsor and its affiliates	716,667
Aggregate Warrant Consideration	6,266,572
Shares issuable upon achievement of trading price targets	666,666
Options (unvested and vested)	7,624,716
Warrants (non-penny warrants)	1,156,884